Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of March 14, 2011 (“Effective Date”), by and between Ambrx, Inc., a Delaware corporation (the “Company”), and Simon Allen (“Executive”).

The parties agree as follows:

1.    Employment.  The Company hereby employs Executive commencing effective as of March 14, 2011 (the “Employment Commencement Date”), and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.    Duties.

2.1        Position.  Executive shall be employed as the Company’s Chief Business Officer, reporting to the Company’s Chief Executive Officer (“CEO”) (or, in the absence of a CEO, an authorized representative of the Board of Directors of the Company (the “Board”)), and shall have the duties and responsibilities customarily associated with such position and as may be reasonably assigned from time to time by the Board. Executive shall perform faithfully and diligently all functions associated with his position and all duties assigned to him.

2.2        Best Efforts/Full-Time.  Executive shall perform the duties and responsibilities assigned to him by the Board on behalf of the Company to the best of his abilities and with reasonable diligence, and shall abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of the Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the Board in advance of Executive’s intent to engage in other paid activities and receives the Board’s express written consent to do so; provided, however, that any such activities must not materially interfere with Executive’s performance of his duties and responsibilities under this Agreement. For purposes of this Section 2.2, the activities set forth on Exhibit A hereto shall be deemed to have been approved by the Board, provided, that Executive does not devote more than one (1) day per calendar month to any such activity.

2.3        Policies and Procedures.  Executive agrees to comply with the Company’s regular policies and procedures as such policies and procedures may be modified from time to time, including, but not limited to, maintaining the confidentiality of the Company’s confidential information, assigning to the Company inventions made by Executive during the term of his employment and not pursuing competitive activities during the term of employment.

3.    At-Will Employment Relationship.  Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. In addition, the Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. No representative of the Company, other than an authorized representative of the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. If Executive’s employment with the Company terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4.    Compensation.

4.1        Base Salary.  As compensation for Executive’s performance of his duties hereunder, the Company shall pay to Executive an initial base salary paid in 26 installments of $11,923.08 per pay period (annualizing to $310,000 per year) (the “Base Salary”) payable in arrears in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive shall earn the Base Salary prorated to the date of termination of employment.

4.2        Discretionary Bonus.  Executive shall participate in any bonus plan adopted by the Company or in such other bonus plan as the Board may approve for the senior management of the Company from time to time. Executive’s target annual bonus award shall be thirty percent (30%) of Executive’s Base Salary (the “Target Bonus”). Executive’s annual bonus (if any) shall be subject to the achievement of performance goals established by the Board or Compensation Committee of the Board from time to time. Executive’s 2011 annual year bonus shall be based on the performance criteria set forth on Exhibit B hereto.

4.3        Stock Awards.

(a)        (i)        Service-Based Vesting Option.  Subject to the approval of the Board, the Company shall grant to Executive a stock option to purchase 802,292 shares of the Company’s common stock (the “Service-Based Vesting Option”), which shall vest as follows:

     (A)        200,573 shares shall vest on the first year anniversary of the Employment Commencement Date, subject to Executive’s continued employment or service with the Company through such vesting date.

     (B)        601,719 shares shall vest in thirty-six (36) equal monthly installments on the last day of each calendar month during a three year period commencing on the first year anniversary of the Employment Commencement Date, subject to Executive’s continued employment or service with the Company through the applicable vesting date.

Such vesting terms and conditions shall be set forth in the stock option agreement pursuant to which the Service-Based Vesting Option is granted.

(ii)        Performance-Based Vesting Option.  Subject to approval of the Board, the Company shall grant to Executive a performance-based vesting option (the “Performance-Based Vesting Option”) with terms and conditions substantially similar to the terms and conditions set forth in the stock option agreement attached hereto as Exhibit C.

(iii)      Subject to the approval by the Board, the Service-Based Vesting Option and the Performance-Based Vesting Option (the “Options”) shall be granted as soon as practicable following the Employment Commencement Date. The Options shall be granted pursuant to the Ambrx, Inc. 2003 Stock Option Plan (the “2003 Plan”) and shall have an exercise price per share equal to the then-current fair market value per share of the Company’s common stock (as determined pursuant to the 2003 Plan) on the date of the grant of the Options. The Service-Based Vesting Option shall be an incentive stock option to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Performance-Based Vesting Option shall be a non-qualified stock option. The Options shall have a ten (10) year term and shall be subject to the terms and conditions of the 2003

Plan, as in effect from time to time, and the stock option agreements pursuant to which each such Option is granted.

  (b)        (i)        If Executive’s employment with the Company is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, in each case the vesting and exercisability of twenty-five percent (25%) of Executive’s outstanding unvested Stock Awards shall be automatically accelerated on the date of such termination of employment. In addition, Executive’s Stock Awards may be exercised by Executive (or Executive’s guardian or legal representative) until six (6) months after the date of termination of employment; provided, however, that in no event shall any Stock Award remain exercisable beyond the original expiration date of such Stock Award.

    (ii)        If Executive’s employment with the Company is terminated by the Company without Cause, or by Executive for Good Reason, in either case, within three (3) months prior to or twelve (12) months following a Change in Control, the vesting and exercisability of one hundred percent (100%) of Executive’s outstanding unvested Stock Awards shall be automatically accelerated on the later of (A) the date of termination of employment or (B) the date of the Change in Control. In addition, Executive’s Stock Awards may be exercised by Executive (or Executive’s guardian or legal representative) until the latest of (A) six (6) months after the date of termination of employment, (B) with respect to any portion of the Stock Awards that become exercisable on the date of a Change in Control pursuant to this Section 4.3(b)(ii), six (6) months after the date of the Change in Control, or (C) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original expiration date of such Stock Award.

    (iii)       The vesting pursuant to clauses (i) and (ii) of this Section 4.3(b) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award. The vesting pursuant to clauses (i) and (ii) shall not apply to the Performance-Based Vesting Option.

  (c)       “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, but shall not include the Performance-Based Vesting Option.

4.4          Performance and Salary Review.  The Board or its designee shall review Executive’s performance on a regular basis. Adjustments to Base Salary, Target Bonus, or other compensation, if any, and any additional grants of Stock Awards shall be made by the Board or its designee in its sole and absolute discretion.

5.    Customary Fringe Benefits.  Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives at a same or similar level of responsibility at the Company, including but not limited to group health insurance, subject to the terms and conditions of the Company’s benefit plan documents. Executive shall be entitled to paid time-off in accordance with the Company policies, but Executive shall be entitled to a minimum of seventeen (17) days of paid time-off per year. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.    Business Expenses.  Executive shall be reimbursed for all reasonable, out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties or professional activities on behalf of the Company, including but not limited to travel expenses (coach airfare or the equivalent, lodging and other incidental expenses). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

7.    Severance.  Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 7.

(a)         Termination Without Cause or By Executive For Good Reason.  If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(i)        The Company shall pay to Executive his fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Separation from Service. In the event Executive remains employed through the last day of the calendar year immediately preceding the calendar year in which his Separation from Service occurs, Executive shall be entitled to receive any bonus amount earned but unpaid for such calendar year, provided, that any such bonus amount shall be paid no later than March 15 of the calendar year following the calendar year in which it was earned;

(ii)         Subject to Executive’s continued compliance with Sections 8, 9 and 10, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to:

(A)        in the event Executive’s Separation from Service occurs on or before the first anniversary of the Effective Date, twelve (12), multiplied by Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in twelve (12) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; provided, however, that if Executive accepts substantially full-time employment with an employer (i.e., at least thirty-six (36) hours per week) on or following the six (6) month anniversary of his Separation from Service, Executive immediately shall forfeit the right to receive further payment of any severance benefit as of the date that Executive accepts such full-time employment; or

(B)        in the event Executive’s Separation from Service occurs after the first anniversary of the Effective Date, six (6), multiplied by Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in six (6) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service;

 (iii)        Subject to Executive’s continued compliance with Sections 8, 9 and 10, in the event Executive’s Separation from Service occurs after the first anniversary of the Effective Date, Executive shall be entitled to such prorated bonus amount (if any) determined by the Board in its sole discretion based on Executive’s achievement of the performance goals established by the Board or Compensation Committee of the Board as of the date of Executive’s Separation from Service. The prorated bonus, if any, shall be payable in six (6) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(iv)        Subject to Executive’s continued compliance with Sections 8, 9 and 10, in the event Executive’s Separation from Service occurs on or before the first anniversary of the Effective Date, Executive shall be entitled to receive a cash lump sum payment equal to six (6) times the amount of the COBRA premium paid by the Company at the time of Executive’s Separation from Service, which shall be paid on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service. For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such lump sum cash payment.

(b)         Other Terminations.  If Executive’s employment is terminated at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, except as provided in Section 4.3(a)(ii) hereof, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c)         Delay of Payments.  If at the time of Executive’s Separation from Service, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service (or the earliest date as is permitted under Section 409A of the Code).

(d)         Release.  As a condition to Executive’s receipt of any benefits pursuant to Section 7(a) above, Executive shall execute and deliver to the Company within fifty (50) days following Executive’s Separation from Service, and not revoke, a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit D. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and his termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within fifty (50) day period following the date of Executive’s Separation from Service, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

(e)         Exclusive Remedy.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the

Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 7. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 7, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f)         No Mitigation.  Except as provided in Section 7(a)(ii)(A), Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 7.

(g)         Return of the Company’s Property.  If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 7(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h)         Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)        “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company or any successor or parent or subsidiary thereof which is materially injurious to the Company or any successor or parent or subsidiary thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company or any successor or parent or subsidiary thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Company’s Confidentiality and Proprietary Rights Agreement or the Company’s written employment or other written policies that have previously been furnished to Executive, which breach is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the Board that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure is not cured within thirty (30) days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or parent or subsidiary thereof.

(ii)         “Change in Control” means and includes each of the following:

(A)        the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

        (1)        an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

        (2)        an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

        (3)        an acquisition of voting securities pursuant to a transaction described in subsection (C) below that would not be a Change in Control under subsection (C);

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 7(h)(ii): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

(B)         during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (A) or (C) of this Section 7(h)(ii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C)         the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or eighty-five percent (85%) or more of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

        (1)        which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

      (2)        after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided however, that no person or group shall be treated for purposes of this paragraph (iii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(D)         the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (A) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (C) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (A) its sole purpose is to change the state of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (C) it constitutes the Company’s initial public offering of its securities; or (D) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Administrator in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

The Board shall have the ministerial authority to determine whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Notwithstanding the foregoing, a transaction or event shall be a “Change in Control” only if such transaction or event constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Executive.

(iii)       “Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of Executive’s position with the Company or any parent or subsidiary or successor because of the sickness or injury of Executive.

(iv)       “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(A)        a material diminution of Executive’s role with the Company, such that Executive is no longer in an executive or management role, or that Executive no longer reports to the CEO or his designee; provided, however, that such event shall not constitute “Good Reason” if there is such material diminution in Executive’s role with the Company following a Change in Control;

(B)        a material diminution in Executive’s base compensation, unless such a salary reduction is imposed across-the-board to senior management of the Company;

(C)        a material change in the geographic location at which Executive must perform his duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the date of this Agreement; or

(D)        any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent.

(v)        “Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-1(g), that includes the Company).

(i)            Best Pay Provision.  If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives in connection with a Change in Control (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section 7(i), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm selected by Executive immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by Executive. All fees and expenses of the Accounting Firm shall be borne solely by Executive. Any determination by the Accounting Firm shall be binding upon Executive and the Company. For purposes of making the calculations required by this Section 7(i), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.    No Conflict of Interest.  During Executive’s employment with the Company, Executive shall not engage in any activity that creates an actual conflict of interest with the Company without the prior written consent of an authorized representative of the Board. Such work shall include, but is not limited to, directly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the Board in its sole discretion. If the Company believes such a conflict exists during Executive’s employment with the Company, the Company may ask Executive to choose to modify the scope of the other activity, discontinue the other activity, or resign employment with the Company. Moreover, during Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to (a) serve on any civic or charitable boards or committees; (b) deliver lectures, fulfill teaching or speaking engagements; (c) manage personal investments; or (d) serve as a member of the board of directors of one corporation (in addition to the Company) with the Board’s written approval, which shall not be unreasonably withheld provided, further, that any such activities must not materially interfere with Executive’s performance of his duties and responsibilities under this Agreement.

9.    Confidentiality and Proprietary Rights.  Executive and the Company have executed the Company’s Confidentiality and Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit E and incorporated herein by reference.

10.   Non-Interference and Nonsolicitation.  Executive understands and agrees that the Company’s employees, customers and partners and any information regarding the Company’s employees, customers and/or partners is confidential and constitutes trade secrets of the Company. Executive agrees that during his employment and for a period of one (1) year (which period the Company acknowledges is less than that required under the Company’s Confidentiality and Proprietary Rights Agreement and which, notwithstanding anything to the contrary contained in the Company’s Confidentiality and Proprietary Rights Agreement to which Executive is a party, shall be the operative non-solicitation period for Executive) after termination of his employment, Executive will not, either directly or indirectly, separately or in association with others use the Company’s confidential information or trade secrets to interfere with, impair, disrupt or damage the Company’s relationship or business with any of its customers or partners, either by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company. Additionally, notwithstanding any other provision of this Agreement, including the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference, Executive agrees that during his employment and for a period of one (1) year after the termination of his employment, Executive will not, either directly or indirectly, separately or in association with others: (a) interfere with, impair, disrupt or damage the Company’s relationship with any of its customers by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company; or (b) interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or attempting to hire any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

11.   Remedies; Injunctive Relief.  The parties acknowledge that a breach of the covenants contained in Sections 8, 9 and 10 would cause irreparable injury and agree that in the event of any such breach, the nonbreaching party shall be entitled to seek temporary, preliminary and permanent injunctive relief, as specified under Section 1281.8 of the California Code of Civil Procedure, without the necessity of proving actual damages or posting any bond or other security. In addition, the Company shall be entitled to cease all severance payments to Executive in the event of his breach of Section 8, 9 or 10.

12. Indemnification.  Executive shall be entitled to indemnification as an officer of the Company as provided in Article VIII of the Bylaws of the Company, without regard to any future changes in Executive’s assignment or position. In addition, to the extent the Company obtains insurance providing coverage or indemnification for other officers or employees, or enters into any agreements with any other officers or employees which provide such officer or employee with rights to indemnification, Executive shall be included as a named insured in such policy and/or granted the same rights to indemnification as are provided in such other agreements.

13. Agreement to Arbitrate.  Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 13 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

14. General Provisions.

14.1       Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to his estate.

14.2       Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3       Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

14.4       Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.5       Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.6       Tax Withholding.  The payments made pursuant to this Agreement shall be subject to tax withholding and payroll deductions required by applicable law.

14.7       Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

14.8       Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

14.9       Survival.  Sections 7 (“Severance”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Non-Interference and Nonsolicitation”), 11 (“Remedies; Injunctive Relief”), 12 (“Indemnification”), 13 (“Agreement to Arbitrate”) and 14 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

14.10     Entire Agreement.  This Agreement, the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference and the Stock Option Agreement(s) referenced in Section 4.3 of this Agreement, together constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

14.11     Compliance with Section 409A of the Internal Revenue Code. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of taxes under Section 409A.

14.12      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

SIMON ALLEN

Dated:	3/14/11	/s/ Simon Allen

			Address:	PO Box 8805
Rancho Santa Fe, CA 92067

AMBRX, INC.

Dated:	3/14/11	By:	/s/ Peter Schultz

Name:	Peter Schultz

Title:	Director

EXHIBIT A

APPROVED OUTSIDE ACTIVITIES

1.	Member of the Board of Directors of University of Sydney USA Foundation

2.	Member of the Board of Directors of Kalypsys

3.	Member of the Board of Directors of Baypoint Biosystems

4.	Advisor to Metagenix

5.	Advisor to Torinx

A-1

EXHIBIT B

ANNUAL BONUS PERFORMANCE GOALS FOR 2011 CALENDAR YEAR

1.	FGF21 (diabetes) or hGH (growth hormone) deal with terms approved by the Board of Directors (25%) (priority to be defined but likely hGH)

2.	Two ADC (antibody drug congregate) program strategic deals, or an ADC program strategic deal with multiple targets (25%), each with terms approved by the Board of Directors

3.	Merck-Sorono cash neutral asset swap of ARX201 program (growth hormone) approved and enabled with terms approved by the Board of Directors (25%)

4.	Two of the following programs partnered and/or monetized with terms approved by the Board of Directors: Leptin, Relaxin, Insulin, Trail or GCSF (15%)

5.	Elanco (animal health) deal closed bringing in upfront money (10%)

B-1

EXHIBIT C

PERFORMANCE BASED OPTION

STOCK OPTION AGREEMENT

[Attached]

SIMON ALLEN

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

AMBRX, INC.

STOCK OPTION AGREEMENT

(Performance-Based Vesting)

Ambrx, Inc. has granted to the individual (the “Optionee”) named in the Notice of Grant of Stock Option (the “Notice”) to which this Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain Shares of Stock upon the terms and conditions set forth in the Notice and this Option Agreement. The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Ambrx, Inc. 2003 Stock Option Plan, as amended (the “Plan”), the provisions of which are incorporated herein by reference. By signing the Notice, the Optionee: (a) represents that the Optionee has received copies of, and has read and is familiar with the terms and conditions of, the Notice, the Plan and this Option Agreement; (b) accepts the Option subject to all of the terms and conditions of the Notice, the Plan and this Option Agreement; and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Notice, the Plan or this Option Agreement.

1.    DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Notice or the Plan.

(a) “Cause” shall mean any of the following: (i) the Optionee’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Optionee’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Optionee which has a detrimental effect on a Participating

Company’s reputation or business; (iv) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Optionee of any employment agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Optionee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee’s ability to perform his or her duties with a Participating Company.

(b) “Change in Ownership” shall mean a Merger/Stock Sale Event or a series of related Merger/Stock Sale Events (collectively, a “Merger/Stock Sale Transaction”) occurring after the Grant Date set forth in the Notice, wherein the stockholders of the Company immediately before the Merger/Stock Sale Transaction do not retain immediately after the Merger/Stock Sale Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Merger/Stock Sale Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Merger/Stock Sale Events are related, and the Board’s determination shall be final, binding and conclusive.

(c) “Change in Ownership Maximum Consideration” with respect to a Change in Ownership shall mean the sum of (i) cash plus the fair market value of the non-cash consideration payable or distributable to the Company’s stockholders at the closing of such transaction, plus (ii) cash plus the fair market value of the maximum amount of the non-cash consideration payable or distributable to the Company’s stockholders following the closing of such transaction (excluding, for this purpose, any cash or non-cash consideration payable or distributable to the Company’s stockholders in the form of royalties or milestones upon achievement of certain net sales or other sales thresholds); provided, however, that if the amount described in subsection (i) is less than $200 million, the “Change in Ownership Maximum Consideration” shall be zero. For purposes of this definition, the fair market value of the consideration payable or distributable to the Company’s stockholders following the closing of the Change in Ownership shall be the amounts payable or distributable as set forth in the definitive agreement for the Change in Ownership transaction, without regard to discounting for timing or likelihood of the payment or distribution. The Board shall make such determination in good faith.

(d) “IPO” shall mean an initial public offering of the Company’s Stock to the general public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act.

(e) “IPO Value” shall mean the shall mean the total fair market value of the Company’s stock, on a fully diluted basis, immediately prior to the closing of the IPO, as determined by the Board in good faith based on the closing price of the Company’s Stock in the IPO.

(f) “Merger/Stock Sale Event” shall mean (i) a merger or consolidation in which the Company is a party (“Merger”), or (ii) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company (“Stock Sale”).

(g) “Strategic Asset Sale” shall mean a transaction or series of related transactions occurring after the Grant Date set forth in the Notice, in which (i) the Company’s assets with a fair market value of at least $100 million are sold, transferred or assigned to an unrelated third party, or (ii) the Company’s assets are exclusively licensed to an unrelated third party (in either case, other than any such sales, transfers, assignments or exclusive licenses in the ordinary course of business) as determined by the Board in good faith.

(h) “Strategic Asset Sale Maximum Consideration” with respect to a Strategic Asset Sale shall mean the sum of (i) cash plus the fair market value of non-cash consideration paid or distributed by the Company to the Company’s stockholders in connection with the closing of such transaction, plus (ii) cash plus the fair market value of non-cash consideration paid or distributed by the Company to the Company’s stockholders following the closing of such transaction. For purposes of this definition, the fair market value of the consideration paid or distributed by the Company to the Company’s stockholders in connection with a Strategic Asset Sale shall be the amount, if any, that the Board determines that the Company shall pay or distribute to the Company’s stockholders in connection with such Strategic Asset Sale, whether at or following the closing of such Strategic Asset Sale. The Board shall make such determination in good faith.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.    TAX CONSEQUENCES.

This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

3.    ADMINISTRATION.

All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board, including, without limitation, the IPO Value, Change in Ownership Maximum Consideration and Strategic Asset Sale Maximum Consideration, shall be final and binding upon all persons having an interest in the Option. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

4.    EXERCISE OF THE OPTION.

4.1 Right to Exercise. Except as otherwise provided herein, the Option shall become exercisable in accordance with the Vesting Schedule set forth in the Notice (the “Vesting Schedule”). The Option shall terminate and cease to be exercisable as set forth in Section 6. The Option shall be subject to the Company’s repurchase rights set forth in Section 12. In no event shall the Option be exercisable for more shares than the number of Shares set forth in the Notice.

4.2 Method of Exercise. Exercise of the Option shall be by written notice to the Company which must state the election to exercise the Option, the number of whole Shares of Stock for which the Option is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such Shares as may be required pursuant to the provisions of this Option Agreement. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the President of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Option as set forth in Section 6, accompanied by (i) full payment of the aggregate Exercise Price for the number of Shares of Stock being purchased and (ii) an executed copy, if required herein, of the then current form of escrow agreement referenced below. The Option shall be deemed to be exercised upon receipt by the Company of such written notice, the aggregate Exercise Price, and, if required by the Company, such executed agreement.

4.3 Payment of Exercise Price. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of Shares of Stock for which the Option is being exercised shall be made (i) in cash, by check, or cash equivalent, (ii) by any combination of the foregoing, or (iii) by such other method as the Board may determine, subject to the terms and conditions of the Plan.

4.4 Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any Shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any Shares acquired upon exercise of the Option. The Option is not exercisable unless the tax withholding obligations of the Participating Company Group are satisfied. Accordingly, the Company shall have no obligation to deliver Shares of Stock or to release Shares of Stock from an escrow established pursuant to this Option Agreement until the tax withholding obligations of the Participating Company Group have been satisfied by the Optionee.

4.5 Certificate Registration. The certificate for the Shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, in the names of the heirs of the Optionee.

4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of Shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of Shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the Shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional Shares upon the exercise of the Option.

5.    NONTRANSFERABILITY OF THE OPTION.

The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option (to the extent exercisable in accordance with Section 4.1 and Section 6) may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

6.    TERMINATION OF THE OPTION.

The Option shall terminate and may no longer be exercised after the first to occur of:

(a) the date on which the Optionee’s Service terminates due to a discharge by the Company for Cause,

(b) the last date for exercising the Option following a termination of the Optionee’s Service as determined in accordance with Section 7,

(c) an IPO or a Change in Ownership, if the Option fails to vest in whole or in part in accordance with the Vesting Schedule in the event of such IPO or Change in

Ownership, as applicable, to the extent the Option is unvested and not exercisable as of the date of such IPO or Change in Ownership, as applicable;

(d) a Change in Control to the extent provided in Section 8, or

(e) the Expiration Date set forth in the Notice (the “Expiration Date”).

7.    EFFECT OF TERMINATION OF SERVICE.

7.1 Option Exercisability.

(a) Discharge without Cause.

(i)         In the event the Optionee’s Service terminates due to a discharge by the Company without Cause within six (6) months prior to or on or at any time after a Strategic Asset Sale, an IPO or a Change in Ownership, the Option shall vest and become exercisable in accordance with the Vesting Schedule.

(ii)        In the event the Option has not vested in whole or in part, and the Optionee’s Service terminates due to a discharge by the Company without Cause within six (6) months prior to a Strategic Asset Sale, an IPO or a Change in Ownership, then the Option, to the extent unexercised and exercisable, may be exercised by the Optionee until the later of (x) the expiration of six (6) months after such date of discharge, or (y) thirty (30) days following the date of the Strategic Asset Sale, an IPO or a Change in Ownership. In no event shall the Option be exercised later than the Expiration Date.

(b) Disability.      If the Optionee’s Service terminates because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Expiration Date.

(c) Death.    If the Optionee’s Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Expiration Date. The Optionee’s Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee’s termination of Service.

(d) Other Termination of Service.    If the Optionee’s Service terminates for any reason, except due to (i) Disability, (ii) death, or (iii) a discharge without Cause described in Section 7.1(a)(ii), then the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months after the date on which the Optionee’s Service terminated, but in any event no later than the Expiration Date.

7.2 Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date.

7.3 Extension if Optionee Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 7.1 of Shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such Shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee’s termination of Service, or (iii) the Expiration Date.

8.    Change in Control.

8.1 Definitions.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) a Stock Sale; (ii) a Merger, (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, an “Ownership Change Transaction”) wherein the stockholders of the Company immediately before the Ownership Change Transaction do not retain immediately after the Ownership Change Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Ownership Change Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Ownership Change Transaction described in Section 8.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2 Effect of Change in Control on Option. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Optionee, either assume the Company’s rights and obligations under the Option or substitute for the Option a substantially equivalent option for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume the Company’s rights and obligations under the Option or substitute for the Option in connection with the Change in Control, the

Option, to the extent not previously exercised, shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, Shares acquired upon exercise of the Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such Shares shall continue to be subject to all applicable provisions of this Option Agreement except as otherwise provided herein. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the Option immediately prior to a Stock Sale constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the Option shall not terminate unless the Board otherwise provides in its discretion.

9.    ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number, Exercise Price and Shares subject to the Option. If a majority of the shares which are of the same class as the Shares that are subject to the Option are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the number of Shares and the Exercise Price shall be adjusted in a fair and equitable manner, as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 9 shall be rounded down to the nearest whole number, and in no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 9 shall be final, binding and conclusive.

10. RIGHTS AS A STOCKHOLDER, EMPLOYEE OR CONSULTANT.

The Optionee shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of a certificate for the Shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Optionee, the Optionee’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee’s Service as an Employee or Consultant, as the case may be, at any time.

11. RIGHT OF FIRST REFUSAL.

11.1    Grant of Right of First Refusal. Except as provided in Section 11.7 below, in the event the Optionee, the Optionee’s legal representative, or other holder of Shares acquired upon exercise of the Option proposes to sell, exchange, transfer, pledge, or otherwise dispose of any Shares acquired upon exercise of the Option (the “Transfer Shares”) to any person or entity, including, without limitation, any stockholder of a Participating Company, the Company shall have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this Section 11 (the “Right of First Refusal”).

11.2    Notice of Proposed Transfer. Prior to any proposed transfer of the Transfer Shares, the Optionee shall deliver written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the “Proposed Transferee”) and, if the transfer is voluntary, the proposed transfer price, and containing such information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price shall be deemed to be the Fair Market Value of the Transfer Shares, as determined by the Board in good faith. If the Optionee proposes to transfer any Transfer Shares to more than one Proposed Transferee, the Optionee shall provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice shall be signed by both the Optionee and the Proposed Transferee and must constitute a binding commitment of the Optionee and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Right of First Refusal.

11.3    Bona Fide Transfer. If the Company determines that the information provided by the Optionee in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company shall give the Optionee written notice of the Optionee’s failure to comply with the procedure described in this Section 11, and the Optionee shall have no right to transfer the Transfer Shares without first complying with the procedure described in this Section 11. The Optionee shall not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

11.4    Exercise of Right of First Refusal. If the Company determines the proposed transfer to be bona fide, the Company shall have the right to purchase all, but not less than all, of the Transfer Shares (except as the Company and the Optionee otherwise agree) at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Optionee of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company’s exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company’s right to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Optionee or issued by a person other than the Optionee with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Optionee shall thereupon consummate the sale of the Transfer Shares to the Company on the terms set forth in the Transfer Notice within sixty (60) days after the date the Transfer Notice is delivered to the Company (unless a longer period is offered by the Proposed Transferee); provided, however, that in the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the Company shall have the option of paying for the Transfer Shares by the present value cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Optionee to any Participating Company shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest canceled.

11.5    Failure to Exercise Right of First Refusal. If the Company fails to exercise the Right of First Refusal in full (or to such lesser extent as the Company and the Optionee otherwise agree) within the period specified in Section 11.4 above, the Optionee may conclude a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than ninety (90) days following delivery to the Company of the Transfer Notice. The Company shall have the right to demand further assurances from the Optionee and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice. No Transfer Shares shall be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Optionee, shall again be subject to the Right of First Refusal and shall require compliance by the Optionee with the procedure described in this Section 11.

11.6    Transferees of Transfer Shares. All transferees of the Transfer Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Transfer Shares or interest therein subject to all of the terms and conditions of this Option Agreement, including this Section 11 providing for the Right of First Refusal with respect to any subsequent transfer. Any sale or transfer of any Shares acquired upon exercise of the Option shall be void unless the provisions of this Section 11 are met.

11.7    Transfers Not Subject to Right of First Refusal. The Right of First Refusal shall not apply to any transfer or exchange of the Shares acquired upon exercise of the Option if such transfer or exchange is in connection with an Ownership Change Event. If the consideration received pursuant to such transfer or exchange consists of stock of a Participating Company, such consideration shall remain subject to the Right of First Refusal unless the provisions of Section 11.9 below result in a termination of the Right of First Refusal.

11.8    Assignment of Right of First Refusal. The Company shall have the right to assign the Right of First Refusal at any time, whether or not there has been an attempted transfer, to one or more persons as may be selected by the Company.

11.9    Early Termination of Right of First Refusal. The other provisions of this Option Agreement notwithstanding, the Right of First Refusal shall terminate and be of no further force and effect upon (a) the occurrence of a Change in Control, unless the Acquiring Corporation assumes the Company’s rights and obligations under the Option or substitutes a substantially equivalent option for the Acquiring Corporation’s stock for the Option, or (b) the existence of a public market for the class of shares subject to the Right of First Refusal. A

“public market” shall be deemed to exist if (i) such stock is listed on a national securities exchange (as that term is used in the Exchange Act) or (ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

12. SHARE REPURCHASE OPTION.

12.1      Grant of Share Repurchase Option.    In the event of the termination of the Optionee’s Service with the Participating Company Group at any time for Cause (as defined in Section 7), the Company shall have the right to repurchase the Shares acquired by the Optionee pursuant to the Option (the “Repurchase Shares”) under the terms and subject to the conditions set forth in this Section 12 (the “Share Repurchase Option”).

12.2      Exercise of Share Repurchase Option.    The Company may exercise the Share Repurchase Option by written notice to the Optionee or other holder of the Repurchase Shares, as the case may be, during the Repurchase Period. The “Repurchase Period” shall be the period commencing at the time set forth in Section 12.1 above and ending on the later of (a) the date ninety (90) days after the commencement of the Repurchase Period or (b) the date ninety (90) days after the Option is last exercised. If the Company fails to give notice during the Repurchase Period, the Share Repurchase Option shall terminate (unless the Company and the Optionee have extended the time for the exercise of the Share Repurchase Option) unless and until there is a subsequent Repurchase Event. Notwithstanding a termination of the Share Repurchase Option, the remaining provisions of this Option Agreement shall remain in full force and effect, including, without limitation, the Right of First Refusal set forth in Section 11. The Share Repurchase Option must be exercised, if at all, for all of the Repurchase Shares, except as the Company and the Optionee otherwise agree.

12.3      Payment for Repurchase Shares.    The repurchase price per share being repurchased by the Company pursuant to the Share Repurchase Option shall be an amount equal to the Fair Market Value of the Shares determined as of the date of the Repurchase Event by the Board in good faith. Payment by the Company to the Optionee shall be made in cash on or before the last day of the Repurchase Period.

12.4      Transfers Not Subject to Vested Share Repurchase Option. The Share Repurchase Option shall not apply to any transfer or exchange of Shares acquired upon exercise of the Option if such transfer or exchange is in connection with an Ownership Change Event. If the consideration received pursuant to such transfer or exchange consists of stock of a Participating Company, such consideration will remain subject to the Share Repurchase Option unless the provisions of Section 12.6 below result in a termination of the Share Repurchase Option.

12.5      Assignment of Share Repurchase Option.    The Company shall have the right to assign the Share Repurchase Option at any time, whether or not such option is then exercisable, to one or more persons as may be selected by the Company.

12.6      Early Termination of Share Repurchase Option.    The other provisions of this Option Agreement notwithstanding, the Share Repurchase Option shall terminate and be of no further force and effect upon (a) the occurrence of a Change in Control, unless the Acquiring Corporation assumes the Company’s rights and obligations under the Option or substitutes a substantially equivalent option for the Acquiring Corporation’s stock for the Option, or (b) the existence of a public market, as defined in Section 11.9, for the class of shares subject to the Share Repurchase Option.

13. ESCROW.

13.1    Establishment of Escrow.  To ensure that shares subject to the Right of First Refusal or the Share Repurchase Option will be available for repurchase, the Company may require the Optionee to deposit the certificate evidencing the Shares which the Optionee purchases upon exercise of the Option with an agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company. If the Company does not require such deposit as a condition of exercise of the Option, the Company reserves the right at any time to require the Optionee to so deposit the certificate in escrow. Upon the occurrence of an Ownership Change Event or a change, as described in Section 9, in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this Option Agreement, any and all new, substituted or additional securities or other property to which the Optionee is entitled by reason of the Optionee’s ownership of Shares acquired upon exercise of the Option that remain, following such Ownership Change Event or change described in Section 9, subject to the Right of First Refusal or Share Repurchase Option, shall be immediately subject to the escrow to the same extent as such Shares immediately before such event. The Company shall bear the expenses of the escrow.

13.2    Delivery of Shares to Optionee.    As soon as practicable after the expiration of the Right of First Refusal and the Share Repurchase Option, but not more frequently than twice each calendar year, the escrow agent shall deliver to the Optionee the Shares and any other property no longer subject to such restrictions.

13.3    Notices and Payments.  In the event the Shares and any other property held in escrow are subject to the Company’s exercise of the Right of First Refusal or the Share Repurchase Option, the notices required to be given to the Optionee shall be given to the escrow agent, and any payment required to be given to the Optionee shall be given to the escrow agent. Within thirty (30) days after payment by the Company, the escrow agent shall deliver the Shares and any other property which the Company has purchased to the Company and shall deliver the payment received from the Company to the Optionee.

14. STOCK DISTRIBUTIONS SUBJECT TO OPTION AGREEMENT.

If, from time to time, there is any stock dividend, stock split or other change, as described in Section 9, in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this Option Agreement, then in such event any and all new, substituted or additional securities to which the Optionee is entitled by reason of the Optionee’s ownership of the Shares acquired upon exercise of the Option shall be immediately subject to the Right of First Refusal and Share Repurchase Option with the same force and effect as the Shares subject to the Right of First Refusal and Share Repurchase Option immediately before such event.

15. LEGENDS.

The Company may at any time place legends referencing the Right of First Refusal or the Share Repurchase Option, and any applicable federal, state or foreign securities law restrictions on all certificates representing Shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

15.1      “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

15.2      “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION AND SHARE REPURCHASE OPTION IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

16. LOCK-UP AGREEMENT.

The Optionee hereby agrees that in the event of any underwritten public offering of stock, including an IPO, made by the Company pursuant to an effective registration statement filed under the Securities Act, the Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any Shares of stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering; provided, however, that such period of time shall not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering. The foregoing limitation shall not apply to Shares registered in the public offering under the Securities Act.

17. RESTRICTIONS ON TRANSFER OF SHARES.

No Shares acquired upon exercise of the Option may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Option Agreement and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any Shares which will have been transferred in violation of any of the provisions set forth in this Option Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares will have been so transferred.

18. MISCELLANEOUS PROVISIONS.

18.1    Binding Effect.  Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

18.2    Termination or Amendment.  The Board may terminate or amend the Plan or the Option at any time; provided, however, that except as provided in Section 8.2 in connection with a Change in Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation or is required to enable the Option, if designated an Incentive Stock Option in the Notice, to qualify as an Incentive Stock Option. No amendment or addition to this Option Agreement shall be effective unless in writing.

18.3    Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature or at such other address as such party may designate in writing from time to time to the other party.

18.4    Integrated Agreement.  The Notice, this Option Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

18.5    Applicable Law.  This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

18.6    Counterparts.   The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXHIBIT B

STOCK OPTION EXERCISE NOTICE

(PERFORMANCE-BASED VESTING)

Incentive Stock Option	Optionee:

X Nonstatutory Stock Option	Date:

Ambrx, Inc.
Attention: [ ]

Ladies and Gentlemen:

1.        Option.  I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Ambrx, Inc. (the “Company”) pursuant to the Company’s 2003 Stock Option Plan (the “Plan”), my Notice of Grant of Stock Option (the “Notice”) and my Stock Option Agreement (the “Option Agreement”) as follows:

Grant Number:

Date of Option Grant:	[March 7, 2011]

Number of Option Shares:

Exercise Price per Share:	$

2.        Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Shares:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3.        Payments.  I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

☐ Cash:	$

☐ Check:	$

1

4.        Tax Withholding.  I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option. If I am exercising a Nonstatutory Stock Option, I enclose payment in full of my withholding taxes, if any, as follows:

(Contact Plan Administrator for amount of tax due.)

☐ Cash:	$

☐ Check:	$

5.        Optionee Information.

My address is:

My Social Security Number is:

6.        Binding Effect.  I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Option Agreement, including the Right of First Refusal and Share Repurchase Option set forth therein, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns. If required by the Company, I agree to deposit the certificate(s) evidencing the Shares, along with a blank stock assignment separate from certificate executed by me, with an escrow agent designated by the Company, to be held pursuant to the Company’s standard Joint Escrow Instructions.

7.        Transfer.  I understand and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that consequently the Shares must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available, or they are sold in accordance with Rule 144 or Rule 701 under the Securities Act. I further understand and acknowledge that the Company is under no obligation to register the Shares. I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of legal counsel satisfactory to the Company.

I am aware that Rule 144 under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering, is not currently available with respect to the Shares and, in any event, is available only if certain conditions are satisfied. I understand that any sale of the Shares that might be made in reliance upon Rule 144 may only be made in limited amounts in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to me upon request.

[remainder of page intentionally left blank]

2

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Notice and my Option Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

AMBRX, INC.

By:

Title:

Dated:

3

EXHIBIT C

2003 STOCK OPTION PLAN, AS AMENDED

EXHIBIT D

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this              day of                 ,         , between Simon Allen (“Executive”), and Ambrx, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated as of                 , 2011 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.           General Release of Claims by Executive.

(a)          Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the

Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)         Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)        Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)       Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)       Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)        Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi)       Claims Executive may have to vested or earned compensation and benefits.

(b)        EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)         Executive acknowledges that this Release was presented to him on the date indicated above and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive may obtain advice concerning this Release from an attorney of his choice, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)         Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this

Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)         Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after my execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement until the effective date of this Release.

2.          No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.          Paragraph Headings.  The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.          Severability.  The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

5.          Governing Law and Venue.  This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6.          Counterparts.  This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.          Construction.  The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

8.          Entire Agreement.  This Release and the Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

9.          Amendment.  No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.

10.        Understanding and Authority.  The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE

Print Name:

AMBRX, INC.

By:

Print Name:

Title:

EXHIBIT E

COMPANY CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

[Attached]

AMBRX, INC.

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

1.          Definitions.

1.1        “Company” means Ambrx, Inc., a Delaware corporation.

1.2        “Party” means the person signing this Agreement, who is an employee of Company.

1.3        “Invention” means inventions, discoveries, developments, concepts, and ideas, whether patentable, copyrightable or otherwise registrable, including but not limited to assays, targets, receptors, mask works, trademarks, trade names, logos, Internet domain names, URLs, service marks, processes, designs, techniques, data, formulas, formulations, know-how, improvements, research results, methods, formulas, techniques, devices, designs, programs (including computer programs), computer graphics, sources and object codes, other works of authorship, organisms, plasmids, expression vectors, cell lines, chemical, biological and other material and their progeny, clones and derivatives, including but not limited to all genetically-engineered plants and animals, plans and designs for testing and clinical trials, apparatus, products, as well as improvements thereof or know-how related thereto, relating to (i) any past or present business or activities of Company, or (ii) any reasonably anticipated business or activities of Company, so long as such anticipated business or activities were communicated to or known to Party during his or her employment with Company.

1.4        “Trade Secret” means, without limitation, any document or information relating to the Company’s plans for research, development, manufacturing, engineering, new products, marketing and selling, business plans, proposed research or business affiliations, joint ventures or other collaborative or business relationships, budgets and unpublished financial statements, licenses, prices and costs, supplier and customer information, and information regarding the skills and compensation of other employees of the Company, which documents or information have been disclosed to Party or known to Party as a consequence of or through Party’s employment by Company (including documents, information or Inventions conceived, originated, discovered or developed by Party), which is not generally known in the relevant trade or industry. The covenants of Sections 4 through 6 hereof shall terminate as to any Trade Secret which becomes known in the relevant trade or industry through no fault of Party.

2.          Purpose.  In recognition of the need for Company to protect its proprietary rights, and in consideration of the employment benefits to Party, and to memorialize and implement the previously existing oral agreements and implied agreement between Party and Company, this Agreement is being signed by Party.

3.          Inventions.

3.1        Disclosure.  Except for items excluded pursuant to Section 3.3, Party shall disclose promptly to Company each Invention, whether or not reduced to practice, which is conceived or learned by Party (either alone or jointly with others) during the term of his or her employment with Company. Following any termination of employment, Party shall promptly disclose in writing to Company any such Invention for which a written disclosure had not been given previously.

3.2        Company Property; Assignment.  Except for items excluded pursuant to Section 3.3, Party acknowledges and agrees that all Inventions which are discovered, conceived, developed, made, produced or prepared by Party (alone or in conjunction with others) during the duration of Party’s employment with Company shall be the sole properly of Company. Said property rights of Company include without limitation all domestic and foreign patent rights, rights of registration or other protection under the patent and copyright laws, and all other rights pertaining to the Inventions. Party further agrees that all services, products and Inventions that directly or indirectly result from engagement with Company shall be deemed “works for hire” as that term is defined in Title 17 of the United States Codes and accordingly all rights associated therewith shall vest in the Company. Notwithstanding the foregoing, Party hereby assigns to Company all of Party’s right, title and interest in any such services, products and Inventions, in the event any such services, products and Inventions shall be determined not to constitute “works for hire.” To the extent any of the rights, title and interest to such services, products and Inventions cannot be assigned to Company, Party hereby grants to Company an exclusive, royalty-free, fully paid-up, transferable, irrevocable, worldwide license (with the right authorize and grant sublicenses through multiple tiers of sublicensees) to practice all applicable patent, copyright, trade secret or other proprietary or intellectual property rights relating to any such services, products or Inventions.

3.3        Exclusion Notice.  Party has identified on Exhibit “A” attached hereto all Inventions, applicable to the business of Company or relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by Party prior to Party’s employment with Company (collectively, the “Prior Inventions”), and Party hereby represents that such list is complete. The assignment by Party of Inventions under this Agreement does not apply to Prior Inventions made by Party. If there is no such list on Exhibit “A”, Party represents that Party has neither conceived, reduced to practice, created, derived, developed, or made any such Prior Inventions at the time of signing this Agreement. Additionally, Party is not required to assign an idea or invention where the invention or idea meets all of the following criteria, namely that the invention or idea: (i) was created or conceived without the use of any of Company’s equipment, supplies, facilities, or trade secret information, and (ii) was developed entirely on Party’s own time, and (iii) does not relate to the business of Company, and (iv) does not relate to Company’s actual or demonstrably anticipated business, research or development, and (v) does not result from any work performed by Party for Company.

3.4        Patents and Copyrights: Attorney-in-Fact.  Both before and after termination of this Agreement (and with reasonable compensation to be paid by Company to Party for any activities after termination), Party agrees to assist Company to apply for, obtain and enforce patents on, and to apply for, obtain and enforce copyright protection and registration of, the Inventions described in Section 3.2 in any and all countries. To that end, Party shall (at Company’s request and expense) without limitation, testify in any proceeding, and execute any documents and assignments determined to be necessary or convenient for use in applying for, obtaining, registering and enforcing patent or copyright protection involving any of the Inventions. If Party is no longer employed by Company at the time when Party’s assistance is needed, then Party and Company will cooperate to minimize any adverse impact on Party’s new employment, to the extent reasonably feasible. Party hereby irrevocably appoints Company, and its duly authorized officers and agents, as Party’s agent and attorney-in-fact to act for and in behalf of Party in filing all patent applications, applications for copyright protection and registration, amendments, renewals, and all other appropriate documents in any way related to the Inventions described in Section 3.2.

3.5        Maintenance of Records.  Party agrees to keep and maintain adequate and current written records of all Inventions made by Party (solely or jointly with others) during the term of employment with Company. The Records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records shall be maintained solely on the Company premises and shall be available to and remain the sole property of Company at all times.

4.          Trade Secrets.

4.1        Acknowledgment of Proprietary Interest.  Party recognizes the proprietary interest of Company in any Trade Secrets of Company, Party acknowledges and agrees that any and all Trade Secrets of Company shall be and are the property of Company, including without limitation, any such Trade Secrets which may be developed by Party while Party remains employed by Company.

4.2        Covenant Not to Divulge Trade Secrets.  Party acknowledges and agrees that Company is entitled to prevent the disclosure of Trade Secrets of Company. As a portion of the consideration for the employment of Party and for the compensation being paid to Party by Company, Party agrees at all times during the term of the employment by Company and thereafter that Party will hold in strictest confidence, and not use, disclose, allow others to use, or allow to be disclosed to any person, organization, or corporation, Trade Secrets of Company, including Trade Secrets developed by Party, other than disclosures to persons engaged by Company to further the business of Company, and other than use in the pursuit of the business of Company.

4.3        Confidential Information of Others.  Party represents and warrants that if Party has any confidential information belonging to others, Party will not knowingly use or disclose to Company any such information or documents, Party represents that, to the best of his or her knowledge, his or her employment with Company and performance under this Agreement will not require Party to violate any obligation to or confidence with any other party. To the extent that Company receives from third parties their confidential or proprietary information subject to a duty on Company to maintain the confidentiality of such information and to use it only for certain limited purposes, Party hereby agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Party’s work for Company consistent with Company’s agreement with such third party.

5.          No Adverse Use.  Party will not at any time during the term of employment or thereafter use Company’s Trade Secrets or Inventions in any manner which may directly or indirectly have an adverse effect upon Company’s business, nor will Party perform any acts which would tend to reduce Company’s proprietary value in Company’s Trade Secrets or Inventions. In addition, following any termination of Party’s employment, Party shall not engage, directly or indirectly, for the benefit of any other organization or Company, in any activity or employment in the performance of which any of Company’s Trade Secrets obtained by Party during the course of his or her employment with Company would inevitably be used. These covenants shall not limit in any way Party’s obligation not to use or disclose Company’s Trade Secrets as set forth in Section 4.2 above.

6.          Return of Materials at Termination.  In the event of any termination of Party’s employment, Party will promptly deliver to Company all materials (including, but not limited to, documents, drawings, models, apparatus, sketches, designs, laboratory notebooks, chemical and biological reagents (i.e., cell lines, vectors, plasmids and the like)), property, documents, data, and other information belonging to Company or pertaining to Trade Secrets or Inventions. Party shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to Company or containing or pertaining to any Trade Secrets or Inventions. Upon termination of Party’s employment with Company, or at any time on the request of Company prior to termination, Party will promptly (but no later than five days after the earlier of Party’s termination of employment or Company’s request) destroy or deliver to Company, at Company’s option (a) all materials furnished to Party by Company, (b) all tangible media of expression which are in Party’s possession and which incorporate any

Inventions or Trade Secrets or otherwise relate to the business of the Company and (c) written certification of Party’s compliance with his or her obligations under this Section in the form attached hereto as Exhibit “B”.

7.          No Conflict of Interest During Employment.  For the duration of the employment relationship (and any consulting relationship), Party agrees to not pursue any activities, directly or indirectly, that creates a conflict of interest with Company, including but not limited to competing with the existing or planned business of Company.

8.          Remedies Upon Breach.  In the event of a breach by either party of the provisions in this Agreement, the nonbreaching party shall be entitled, if it so elects, to obtain injunctive relief as specified by California Civil Procedure Code section 1281.8, to enjoin the breaching party from violating any of the terms of this Agreement, or to enforce the specific performance by the breaching party of any of the terms of this Agreement, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as the nonbreaching party may elect to invoke or pursue. The failure of either party to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

9.          Exception.  Notwithstanding the foregoing, if Party is required by a binding court or governmental order to disclose specified information, and Company has been given reasonable advance written notice thereof to enable Company to oppose the same, then Party may make such limited disclosures as are necessary to comply with said order.

10.        Applicable Provisions.  The undersigned Party acknowledges and agrees that the foregoing provisions were understood and agreed to be applicable from the outset of Party’s association with Company, and that the foregoing provisions shall remain applicable for the duration of his or her employment with Company, and thereafter to the extent applicable as set forth above.

11.        No Solicitation.  Due to the confidential and proprietary nature of the Inventions and Trade Secret to which Party has been exposed, or which Party will learn or be exposed to, while at Company, Party agrees that during the term of his or her employment with Company and for a period of two (2) years thereafter, Party will not: (a) solicit, encourage, or cause others to solicit or encourage any employee of Company to terminate his or her employment with Company; or (b) interfere with, disrupt or impair, or cause others to interfere with, disrupt or impair any of Company’s collaborations, business relationships or strategic partnerships with any third parties.

12.        General Provisions.

12.1    Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter. This Agreement supersedes all prior or contemporaneous agreements or understandings, whether oral or written, on the same subjects, and this agreement cannot be modified unless such modification is in writing and signed by me and by an authorized representative of the Company.

12.2    Severability.  In the event any provision of this Agreement is found unenforceable by an arbitrator or court of competent jurisdiction, that provision will be deemed modified to the extent necessary to allow enforceability of the provision as so limited.

12.3    Applicable Law; Jurisdiction.  This Agreement will be interpreted, construed and enforced under the laws of the State of California. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for the resolution of any matter arising out of or relating to this Agreement.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

DATED:	____________________
Party’s Signature

Party’s Name (Print)

AMBRX, INC.

DATED:	____________________	By:

EXHIBIT A

Inventions Owned by Party Prior to

Commencement of Employment

(Attach and sign additional sheets if necessary

DATED:	____________________
Party’s Signature

Party’s Name (Print)

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any research materials or papers, laboratory notebooks, software programs, financial information, business or market information that falls within the definition of “Trade Secret” in the Confidentiality and Proprietary Rights Agreement (the “Agreement”) between me and Ambrx, Inc. (“Ambrx”); or any reproductions or copies of the aforementioned items belonging to Ambrx.

I further certify that I have complied with all the terms of the Agreement, including the provisions regarding the disclosure of Inventions and the return of materials, property or Trade Secrets.

I further acknowledge and agree that, in compliance with the Agreement, I will keep in confidence and trust all proprietary or confidential information, including but not limited to all Inventions and Trade Secrets, and I will not disclose or use the same without the prior written consent of Ambrx.

I acknowledge that I have carefully read all of the provisions of this certification and that I understand and will fully and faithfully comply with such provisions.

DATED:	____________________
Party’s Signature

Party’s Name (Print)

[Not to be completed until termination of employment]